   Exhibit 10.2

ASSET AND EQUITY PURCHASE AGREEMENT

BY AND AMONG

YOUNGEVITY INTERNATIONAL, INC.,

KHRYSOS INDUSTRIES, INC.,

KHRYSOS GLOBAL, INC.,

LEIGH DUNDORE AND

DWAYNE DUNDORE

Dated February 12, 2019

ASSET AND EQUITY PURCHASE AGREEMENT

THIS ASSET AND EQUITY PURCHASE AGREEMENT, dated February 12, 2019 (this “Agreement”), is entered into by and among Youngevity International, Inc., a Delaware corporation (“YGYI”), with an address at 2400 Boswell Road, Chula Vista, California 91914, Khrysos Industries, Inc., a Delaware corporation and wholly owned subsidiary of YGYI (“KII”), with an address at 2400 Boswell Road, Chula Vista, California 91914, Khrysos Global, Inc., a Florida corporation (“KGI” or “Seller”), with an address at 622 E. Myers Blvd., Mascotte, Florida 34753, Leigh Dundore (“LD”), with an address at 622 E. Myers Blvd., Mascotte, Florida 34753, and Dwayne Dundore (the “Representing Party”), with an address at 622 E. Myers Blvd., Mascotte, Florida

WHEREAS, Seller owns and desires to sell and assign to YGYI substantially all of its Assets (as more specifically defined herein) and YGYI desires to purchase and acquire such Assets from Seller and, thereafter, to use, market, license, sublicense, develop, maintain, collect and otherwise deal with the Assets without restriction.

WHEREAS, LD owns free and clear of all Liens all of the outstanding equity of INXL Laboratories, Inc., a Florida corporation (“INXL”), and desires to sell to KII all of the outstanding equity of INXL.

WHEREAS, LD and the Representing Party own free and clear of all Liens all of the outstanding equity of INXL Holdings, Inc., a Florida corporation (“INXH”), and desire to sell to KII all of the outstanding equity of INXH.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINED TERMS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits and Schedules referenced herein:

“Action” means any action, complaint, summons, citation, notice, directive, order, suit, proceeding, actual claim, arbitration, litigation, audit, judgment, letter, inquiry, investigation or other communication from any Person or Governmental Entity.

“Affiliate” means, as to a Person, any other Person controlling, controlled by or under common control with such first Person. As used in this definition, the term “control” shall mean the power, directly or indirectly, to vote more than 50% of the outstanding voting equity of an entity or the right, directly or indirectly, to designate a majority of the directors of a Person (in the case of a corporation) or the Persons exercising similar functions (in the case of an unincorporated Person).

“Ancillary Document” means any writing, certificate, exhibit, schedule, transfer document, statement, list, report, instrument, agreement or other document furnished or delivered in connection with this Agreement.

“Assets” means all of the properties, assets, rights, claims, leasehold interests, contracts and goodwill used in the Business and owned by the Seller, wherever located, whether tangible or intangible, including, but not limited to, the Contracts related to the Business identified on Schedule A (the “Acquired Contracts”), Intellectual Property, proprietary rights, Inventory, product formulas, product registrations and other assets identified on

Schedule A .

“Balance Sheet” is defined in the definition of “Financial Statements”.

“Benefit Plan” means any employee benefit plan including: (i) any (a) nonqualified deferred compensation or retirement plan or arrangement or superannuation plan; (b) qualified defined contribution retirement plan or arrangement; or (c) qualified defined benefit retirement plan or arrangement, which is an “employee pension benefit plan”; (ii) any “employee welfare benefit plan” or material fringe benefit plan or program; or (iii) any stock purchase, stock option, profit sharing, deferred compensation, welfare, pension, retirement, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement.

“Business” means the current business of Seller, INXL and INXH relating to, among other things, the sale and distribution of Seller’s Products and products of INXL and the various services provided by Seller and INXL, including installation, automation control and engineering services and laboratory services, as set forth on Schedule C.

“Business Day” means any day other than a Saturday, Sunday or other day on which federally chartered commercial banks in New York, New York are authorized by Law to close.

“Capital Stock” means (i) in the case of a corporation, its shares of capital stock; (ii) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited); and (iii) any other interest that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, by-laws, constitution, operating agreement, articles of organization or other similar organizational documents of such entity (in each case, as amended).

“Claims” is defined in Section 9.1(a).

“Closing Date” means the date which is three (3) days after all of the conditions set forth in Article VI have been satisfied or waived or such other date mutually agreed to by the parties.

“Consents” is defined in Section 5.4(a).

“Consulting Agreement” shall mean the Consulting Agreement to be entered into between YGYI and the Representing Party in substantially the form of Exhibit B annexed hereto.

“Contingent Consideration Warrants” shall have the meaning set forth in Section 2.3.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral.

“Disclosure Schedule” means the Disclosure Schedule.

“Employees” means those Persons employed by Seller, INXL or INXH immediately prior to the Closing.

“Environment” means all indoor or outdoor air, water including surface water, groundwater, drinking water and wetlands, surface or subsurface land, and all natural resources including all forests and marine resources, minerals, oil, gas, fish, wildlife and biota.

“Environmental Action” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from or threatened from any Governmental Entity (whether United States or foreign) or any other Person involving a Release from or on the real property or any violation of any order, permit or Environmental Law.

“Environmental Laws” means any and all applicable Laws relating to the Environment, human health, worker health and safety, preservation or reclamation of natural resources, climate change or the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Materials, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; any similar or implementing federal, state or local Law or non-U.S. Law and regulation and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance (including related to noise, dust or vibration), trespass, personal injury or property damage related to or arising out of the presence, Release or exposure to Hazardous Materials.

“Equity Securities” means (i) Capital Stock and (ii) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding Capital Stock.

“Financial Statements” means Seller’s, INXL’s and INXH’s financial statements consisting of the balance sheet as of December 31, 2018 (the “Balance Sheet”) and the related statement of income and cash flows for the period then ended as of December 31, 2018.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Hazardous Materials” means any substance: (i) the presence of which requires investigation or remediation under any Environmental Law or Environmental Action; (ii) which is or becomes defined as a hazardous waste, hazardous substance, toxic substance, pollutant, or contaminant or noxious or dangerous or is regulated in any manner under any Environmental Law or Environmental Action; or (iii) which contains gasoline, diesel fuel, other petroleum hydrocarbons, PCBs, asbestos, lead-based paint, or radon gas.

“Indebtedness” means any of the following: (i) any indebtedness, including accrued interest, for borrowed money; (ii) any inter-company debt; (iii) any obligations evidenced by bonds, debentures, notes or other similar instruments; (iv) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business (other than inter-company debt); (v) any obligations as lessee under capitalized leases; (vi) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (vii) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities; (viii) obligations relating to interest rate protection, swap agreements and collar agreements, and obligations arising from the extinguishment of indebtedness (e.g. prepayment penalties); and (ix) any guaranty of any of the foregoing.

“Indemnified Party” is defined in Section 9.2.

“Intellectual Property” means: (i) (x) all patents, patent applications, , provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs, (y) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia, trade secret rights, moral rights or other literary property or author’s rights, and all goodwill associated therewith and (z) all registered and unregistered copyrights in both published and unpublished works; and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing; (ii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright law; (iii) computer programs, including software programs utilized by Seller, INXL or INXH any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof; and (iv) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iii) in any country of the world.

 “Inventory” means all personal property or goods currently owned by Seller, INXH and INXL currently saleable in the ordinary course of business or to be furnished under contracts of service and all materials, supplies, parts, work-in-process, finished goods, packaging and other inventories of materials and personal property used or consumed in the operation of the Business.

 “INXL Assets” means INXL’s existing laboratoryand all equipment located in the laboratory and necessary to operate the laboratory.

 “Knowledge” (i) with respect to YGYI means facts within the actual, personal knowledge of YGYI’s Chief Executive Officer or Chief Financial Officer and (ii) with respect to Seller means facts within the actual, personal knowledge of the Representing Party.

“Law” or “Laws” means any and all applicable statutes, laws, ordinances, proclamations, regulations, published requirements, orders, decrees, authorizations, licenses, permits and rules of any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority, including, without limitation, those covering environmental, tax, energy, safety, health, transportation, bribery, record keeping, zoning, discrimination, antitrust and wage and hour matters, and in each case as amended and in effect from time to time.“Lien” means with respect to any property or asset, any lien, pledge, claim, charge, security interest, mortgage, adverse claim or other encumbrance of any nature whatsoever.

“Losses” means losses, damages, liabilities, deficiencies, debts, obligations, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, operations, or condition (financial or otherwise) of each of Seller, INXL or INXH individually or of such entities collectively as a group.

 “Party” means any a party to this Agreement as set forth in the first paragraph of this Agreement.

“Permitted Liens” means: (i) Liens securing the payment of current real or personal property, taxes, assessments or other governmental charges or levies which are not yet delinquent, or which are being contested in good faith and as to which adequate reserves have been established; (ii) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens incurred in the ordinary course of business securing obligations or payments not yet due and that do not impact the conduct of Seller, INXL or INXH or the present proposed use of affected property; (iii) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair, alone or in the aggregate, the use of the property affected thereby in the operation of the Business or the value of such property for the purpose of the Business; and (iv) workers’ compensation and unemployment compensation liens for amounts not yet due.

“Person” means a corporation, an association, a partnership, a limited liability company, an organization, a business, any other entity, an individual, a government or political subdivision thereof or a government agency.

“Proprietary Information” means inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, formulas, know-how, source codes, product road maps and other proprietary information and materials.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances into the Environment.

“Representatives” means with respect to a Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants, financial advisors, consultants and other advisors or representatives.

“Representing Party” is defined in the first paragraph of this Agreement.

 “Seller’s Benefit Plan” is defined in Section 5.19(a).

“Seller’s Contracts” shall mean the Contracts listed on Schedule 5.17(a) hereto.

“Subsidiaries” means, with respect to any specified Person, any other Person of which: (i) more than 50% of the outstanding Capital Stock is held, directly or indirectly, by such specified Person or (ii) over which the specified Person has the power, directly or indirectly, to designate a majority of the directors thereof (if such other Person is a corporation) or the individuals exercising similar functions (if such other Person is unincorporated).

“Tax” or “Taxes” means any and all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment compensation, social security, workers’ compensation, capital, premium and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, fines, additions to tax or additional amounts with respect thereto.

“Tax Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

 “Transactions” means the transactions contemplated in this Agreement.

 “YGYI Indemnified Party” is defined in Section 9.1.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1           Sale and Purchase. Subject to the terms and conditions contained herein, on the Closing Date, Seller agrees to sell, transfer, assign, convey and deliver to KII, and KII agrees to purchase from the Seller, all of the Seller’s right, title and interest in and to, the Assets free and clear of any liens, pledges, security interests, claims or encumbrances of any kind, except as set forth on Disclosure Schedule and for Permitted Liens. Subject to the terms and conditions contained herein, on the Closing Date, LD agrees to sell, transfer, assign, convey and deliver to KII, and KII agrees to purchase from LD, all of LD’s right, title and interest in and to, all the outstanding Capital Stock of INXL free and clear of any liens, pledges, security interests, claims or encumbrances of any kind, except as set forth on Disclosure Schedule and for Permitted Liens. Subject to the terms and conditions contained herein, on the Closing Date, LD and the Representing Party agree to sell, transfer, assign, convey and deliver to KII, and KII agrees to purchase from LD and the Representing Party, all of LD’s and the Representing Party’s right, title and interest in and to, all the outstanding Capital Stock of INXH free and clear of any liens, pledges, security interests, claims or encumbrances of any kind, except as set forth on Disclosure Schedule and for Permitted Liens.

2.2           Assumption of Liabilities. Other than the Assumed Liabilities set forth on Schedule A, which shall be assumed by KII at closing pursuant to an Assignment, Bill of Sale and Assumption Agreement in substantially the form of Exhibit A annexed hereto, KII shall not assume, pay or discharge, and shall not be liable for, and Seller, Representing Party and LD shall, jointly but not severally, discharge, indemnify and hold YGYI, KII and each of their Affiliates (and their respective officers and directors) harmless, in accordance with the provisions of, and subject to the conditions and limitations set forth in, Article IX hereof, from and against, any liability (actual or contingent), loss, commitment, obligation or expense of Seller, LD or the Representing Party:

(a) incident to, or arising out of, the negotiation and preparation of, or the performance of any Seller, LD or the Representing Party under this Agreement;

(b) incident to, or arising out of, any claims, actions, suits, proceedings, liabilities, fines, penalties, deficiencies or judgments existing on the Closing Date or arising at any time thereafter as a result of or in connection with the conduct of the business of the Seller, INXL or INXH prior to Closing Date, including, without limitation, the ownership or use of the Assets, INXL Assets or INXH’s Assets by Seller, LD or the Representing Party, and Seller’s and the Representing Party’ conduct of the Seller’s business up to and including the Closing Date and LD’s and the Representing Party’s conduct of INXL’s and INXH’s business up to and including the Closing Date;

(c)           incident to, or arising out of, any tax liabilities (or penalties or interest thereon) or regulatory liabilities (or fines or penalties), of any nature whatsoever of any of Seller, LD, the Represnting Party INXL or INXH whether on account of this Agreement or otherwise, including, without limitation; (i) any which may arise as a result of the sale of the Assets or equity of INXLas contemplated by this Agreement; or (ii) relating to the operations of such Seller prior to or after the Closing Date;

(d)           incident to, or arising out of, any liabilities with respect to the conduct of the business of Seller INXL or INXH up to and including the Closing Date; and

(e)           incident to, or arising out of, any liabilities of Seller INXL or INXH not reflected in the Balance Sheet or Seller’s , Representing Party’s or LD’s Schedules.

2.3           The Purchase Price. The consideration payable by KII for the Assets and equity of INXL and INXH to be sold to it as provided herein shall be an aggregate of Sixteen Million Dollars ($16,000,000) (the “Purchase Price”), payable as follows, and which shall be allocated among the Seller, the Representing Party and LD in such manner as they shall determine in their discretion:

(a) YGYI shall instruct its transfer agent to issue to Seller, the Representing Party and LD on the Closing Date an aggregate of 1,794,972 restricted shares of its common stock, par value $.001 per share (the “Shares”), which shall have a deemed value of Fourteen Million Dollars ($14,000,000) for the purposes of this Agreement; and

(b) KII shall pay to the Seller, the Representing Party and LD and aggregate of Two Million Dollars ($2,000,000) in cash in accordance with the following payment schedule:

a.
Five Hundred Thousand Dollars ($500,000) in cash on the Closing Date;

b.
Five Hundred Thousand Dollars ($500,000) in cash thirty (30) days following the Closing Date;

c.
Two Hundred Fifty Thousand Dollars ($250,000) in cash ninety (90) days following the Closing Date;

d.
Two Hundred Fifty Thousand Dollars ($250,000) in cash one hundred and eighty (180) days following the Closing Date;

e.
Two Hundred Fifty Thousand Dollars ($250,000) in cash two hundred and seventy (270) days following the Closing Date and

f.
Two Hundred Fifty Thousand Dollars ($250,000) in cash one (1) year following the Closing Date.

(c) In addition to the consideration set forth in clauses (a) and (b) in Section 2.3 above, the Representing Party shall, subject to the approval of the holders of at least a majority of the issued and outstanding shares of YGYI common stock and the approval of Nasdaq, be entitled to be issued within five days of the later of the receipt of such approval and the filing of all requisite documents with the Securities and Exchange Commission and the passing of all requisite mailing and waiting periods the following additional consideration (collectively, the “Contingent Consideration Warrants”);such warrants to be in the form annexed hereto as Exhibit C:

(i) a warrant to purchase an aggregate 500,000 shares of YGYI common stock at an exercise price of $10 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the YGYI common stock) exercisable upon the generation by the Business of $25,000,000 in cumulative (including all periods after the Closing Date) revenue during any of the years ended December 31, 2019, 2020, 2021, 2022, 2023 or 2024;

(ii) a warrant to purchase 500,000 shares of YGYI common stock at an exercise price of $10 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the YGYI common stock) exercisable upon the generation by the Business of $75,000,000 in cumulative (including all periods after the Closing Date) revenue during any of the years ended December 31, 2019, 2020, 2021, 2022, 2023 or 2024; and

(iii) a warrant to purchase 500,000 shares of YGYI common stock at an exercise price of $10 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the YGYI common stock) exercisable upon the generation by the Business of $150,000,000 in cumulative (including all periods after the Closing Date) revenue after the Closing Date during any of the years ended December 31, 2019, 2020, 2021, 2022, 2023 or 2024;

(iv) a warrant to purchase an aggregate 500,000 shares of YGYI common stock at an exercise price of $10 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the YGYI common stock) exercisable upon the generation by the Business of $10,000,000 in cumulative (including all periods after the Closing Date) net income before taxes during any of the years ended December 31, 2019, 2020, 2021, 2022, 2023 or 2024;

(v) a warrant to purchase 500,000 shares of YGYI common stock at an exercise price of $10 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the YGYI common stock) exercisable upon the generation by the Business of $30,000,000 in cumulative (including all periods after the Closing Date) net income before taxes during any of the years ended December 31, 2019, 2020, 2021, 2022, 2023 or 2024; and

(vi) a warrant to purchase 500,000 shares of YGYI common stock at an exercise price of $10 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the YGYI common stock) exercisable upon the generation by the Business of $60,000,000 in cumulative (including all periods after the Closing Date) net income before taxes during any of the years ended December 31, 2019, 2020, 2021, 2022, 2023 or 2024;

If the services of the Representative Party are terminated by KII due to a breach of the Consulting Agreement or the Representative Party terminates his services with KII prior to attaining the milestones set forth above then the right to receive the Contingent Consideration Warrants shall terminate and each Warrant shall provide that it shall terminate upon such occurrence.” The Warrants will vest upon the attainment of the foregoing sales objectives only once for each level attained, and such level must be attained within six (6) years of the issuance. It being agreed and understood that if the milestone set forth in clause (i) and (ii) is attained in the same year prior to December 31, 2024 then the warrant set forth in clauses (i) and (ii) shall be fully vested in the year the milestone is attained (B) if the milestone set forth in clause (iv) and (v) above is attained in the same year prior to December 31, 2024 then the warrant set forth in clause (iv) and (v) shall be fully vested in the year the milestone is attained (C) if the milestone set forth in clause (i), (ii) and (iii) is attained in the same year prior to December 31, 2024 then the warrant set forth in clauses (i)(ii) and (iii) shall be fully vested and (D) if the milestone set forth in clause (iv), (v) and (vi) is attained in the same year prior to December 31, 2024 then the warrant set forth in clauses (iv)(v) and (VI) shall be fully vested YGYI agrees that it shall seek the approval of the holders of at least a majority of the issued and outstanding shares of YGYI on or before the Closing.

2.5           Allocation of Purchase Price. The consideration paid by KII hereunder shall be allocated among the Assets and the other covenants and agreements of Seller, LD and the Representing Party as provided herein in accordance with Form 8594 which shall be prepared by KII and must be agreed upon by KII , LD, the Representing Party and Seller prior to the Closing in accordance with Section 1060 of the Internal Revenue Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), as a condition to Closing. Sellers and KII agree to report the transactions contemplated by this Agreement for U.S. federal tax purposes in a manner consistent with such allocation, and all tax returns filed by them with respect to such transactions will be completed and filed in accordance with such allocation.

ARTICLE III

THE CLOSING AND OTHER RIGHTS

3.1           Transfer of Seller’s Assets/Equity. At the Closing, pursuant to and in accordance with the Assignment, Bill of Sale and Assumption Agreement in substantially the form of Exhibit A annexed hereto, Seller will convey and transfer the Assets to KII. Any transfer taxes shall be payable by Seller. At the Closing, LD will convey and transfer the Capital Stock of INXH to KII and LD and Representing Party Seller will convey and transfer the the Capital Stock of INXL to KII by delivery of stock certificates and stock powers.

3.2           Disclosure Schedules. As of the date of this Agreement, Seller, LD and Representing Party has delivered to YGYI and KII, contemporaneously with the execution of this Agreement, the Disclosure Schedule.

3.3           The Closing.

(a)           The Closing shall take place remotely via the exchange of documents and signatures at 10:00 A.M. (ET) on February 15, 2019, or at such other time and place as the Parties agree (the date of the Closing, the “Closing Date”).

(b)       No action actually taken at the Closing with respect to the consummation of the Transactions shall be deemed to have been taken until such time as the last of the actions actually taken at the Closing is completed.

(c)           At the Closing, each Party shall execute, deliver and file each document, agreement and instrument required of such Party by this Agreement to be so executed, delivered and filed in connection with the Transactions as set forth in Sections 3.4 and 3.5 and which have not been theretofore accomplished.

(d)           Each Party shall, from time to time after the Closing Date at the reasonable request of another Party and without further consideration, execute and deliver or cause to be executed and delivered to the other such further instruments of transfer, assignment, conveyance and assumption, and shall take or cause to be taken such other action as reasonably requested by the other Party, as may be necessary to effectively implement and carry into effect the Transactions.

3.4 YGYI’s and KII’s Deliveries. At the Closing, YGYI and KII shall deliver to Seller, LD and the Representing Party, as applicable:

(a) An executed Assignment, Bill of Sale and Assumption Agreement with respect to the Assets in substantially the form of Exhibit A annexed hereto;

(b) An executed Consulting Agreement with the Representing Party in substantially the form of Exhibit B annexed hereto;

(c)        Executed Employment Agreements with Leigh Dundore, Joe Kalahar, Dustin Dundore and Joshua Carmona in substantially the form of Exhibit D annexed hereto;

(d)        The Written Consent of the holders of at least a majority of the issued and outstanding shares of YGYI approving the issuance of the Contingent Consideration Warrants and the shares of common stock underlying the Contingent Consideration Warrants; and

(e)        Such other documents, instruments or certificates that may be reasonably required to carry out the provisions of this Agreement and consummate the Transactions.

3.5           Seller’s, LD’s and Representing Party’s Deliveries. At the Closing, Seller, LD and the Representing Party shall deliver:

(a) An executed Assignment, Bill of Sale and Assumption Agreement with respect to the Assets in substantially the form of Exhibit A annexed hereto;

(a) An executed Consulting Agreement with the Representing Party in substantially the form of Exhibit B annexed hereto;

(b) Executed Employment Agreements with Leigh Dundore, Joe Kalahar, Dustin Dundore and Joshua Carmona in substantially the form of Exhibit D annexed hereto;

(c) Officer’s certificates as set forth in Section 6.2(c);

(e) Resolutions adopted by the board of directors of the Seller, authorizing it to execute and deliver this Agreement and to perform its obligations hereunder and authorizing the Transactions certified by an officer or manager of each Seller;

(f) Resolutions adopted by the shareholders of the Seller authorizing it to sell all of the Assets, execute and deliver this Agreement and to perform its obligations hereunder and authorizing the Transactions;

(g) An assignment of all applicable permits and licenses to be transferred to KII in respect of the Assets being sold to KII, including an assignment to be filed with the Unites States Patent and Trademark Office;

(h) A release or discharge of any liens over the Assets, INXL,INXH,INXL Assets or assets of INXH;

(i) A copy of all Contracts and other information and documentation related to the operations of the Business as currently conducted other documents, instruments or certificates as may reasonably be required to carry out the provisions of this Agreement and consummate the Transactions;

(j) All documents, instruments, certificates, consents, authorizations, orders or approvals required in order to execute and deliver this Agreement and to effectuate the Transactions contemplated hereby in form, scope and substance reasonably satisfactory to KII, including stock certificates evidencing all the outstanding Capital Stock of INXL and INXH, together with executed stock powers in blank ; and

(k) All approvals, consents, permits and waivers of any Governmental Entity and any Person necessary for the consummation of the Transactions contemplated by this Agreement and no such approval, consent, permit or waiver of any Governmental Entity or such other third party shall contain any term or condition that KII in its reasonable discretion determines to be unduly burdensome.

ARTICLE IV

Representations OF YGYI AND KII

YGYI and KII represent and warrant to each of the Seller, LD and the Representing Party that each statement contained in this Article IV is true and correct, and will be true and correct as of the Closing Date.

4.1           Organization and Good Standing. YGYI and KII are each a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and have all requisite corporate power to own, lease and operate their properties and to carry on their business as now being conducted.

4.2           Authority and Enforceability. YGYI and KII have, and will have on the Closing Date, the requisite power and authority to enter into this Agreement and to consummate the Transactions, subject to shareholder and Nasdaq approval of the Contingent Consideration Warrants. The execution and delivery by YGYI and KII of this Agreement and/or the Ancillary Documents to which it is a party and the consummation by YGYI and KII of the Transactions have been duly authorized by all necessary corporate action on the part of YGYI and KII, respectively. The Shares and Contingent Consideration Warrants being issued to Seller hereunder have been duly authorized and validly issued and are fully paid and non-assessable. This Agreement and/or the Ancillary Documents to which it is a party have each been duly executed and delivered by YGYI and KII and, assuming due authorization, execution and delivery by Seller, LD and the Representing Party, constitute the valid and binding obligation of YGYI and KII, enforceable against each in accordance with their terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

4.3           No Conflicts; Authorizations.

(a)           The execution and delivery by YGYI and KII of this Agreement and/or the Ancillary Documents do not, and the consummation by YGYI and KII of the Transactions will not: (i) violate the provisions of any of the Charter Documents of YGYI or KII; (ii) violate any Contract to which YGYI or KII is a party; (iii) violate any Law of any Governmental Entity applicable to YGYI or KII on the Closing Date; or (iv) result in the creation of any Liens upon any of the assets owned or used by YGYI or KII except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of YGYI or KII to perform its obligations under this Agreement or consummate the Transactions.

(b)           No authorization or order of, registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to YGYI or KII in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such authorizations, orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to impair materially the ability of YGYI or KII to perform its obligations under this Agreement or consummate the Transactions.

4.4           Litigation; Compliance with Law. There is no Action pending or, to YGYI’s or KII’s knowledge, threatened, against YGYI or KII that reasonably could be expected to materially adversely affect YGYI’s or KII’s ability to consummate the Transactions.

4.5           Ability to Perform Agreement. To YGYI’s and KII’s knowledge, there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects. No solvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting the business of YGYI or KII (other than as a creditor) is pending or is currently being contemplated by YGYI or KII or is being threatened against YGYI or KII by any other Person. Neither YGYI nor KII has made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings. YGYI and KII are able to pay their liabilities as they become due, including the paying the Purchase Price as set forth in this Agreement.

4.6           SEC Documents. YGYI has filed on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including material filed pursuant to Section 13(a) or 15(d) (the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “1933 Act”) or the 1934 Act as the case may be and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of YGYI included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of YGYI as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end audit adjustments).

4.7           Brokers or Finders. No broker, or investment banker is entitled to any brokerage, or other fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of YGYI, KII or any of their Affiliates.

4.8           No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, YGYI and KII have not made or makes any other express or implied representation or warranty, either written or oral, on behalf of YGYI or KII, including any representation or warranty as to the accuracy or completeness of any information regarding the business and the assets of YGYI or KII furnished or made available to Seller (including any information, documents or material delivered to Seller, LD or the Representing Party in management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V

Seller, LD AND Representing Party representations

Each of the Seller, LD and the Representing Party hereby jointly and severally represents and warrants to YGYI and KII that the statements contained in this Article V are true and correct, except as may be set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to YGYI (the “Disclosure Schedule”), which is attached to this Agreement. The Disclosure Schedule shall be arranged in sections corresponding to each section and subsection of this Article V and shall include the separate Schedules referenced in this Article V, provided, however, that all section headings in these Disclosure Schedules correspond to the sections of the Asset Purchase Agreement but information provided in any section of these Disclosure Schedules shall also constitute disclosure for purposes of such other sections of the Asset Purchase Agreement where such information is relevant and its applicability is evident.

5.1           Organization and Good Standing.

(a)           KGI is a corporation duly organized, validly existing and in good standing under the applicable Laws of the State of Florida. INXH and INXL are each a corporation duly organized, validly existing and in good standing under the applicable Laws of the State of Florida. Carolina Botanical Development LLC (“CBC”) is a limited liability company duly organized validly existing and in good standing under the applicable laws of the State of South Carolina. Xtraction Services Inc. (“XSI”) is a corporation duly organized, validly existing and in good standing under the applicable Laws of the State of Delaware. Noble Tech Ventures, Inc. (“NTV”) is a corporation duly organized, validly existing and in good standing under the applicable Laws of the State of Delaware. Each of the Seller, INXL and INXH has all requisite power and authority to own, lease and operate its properties and to carry on the Business as currently conducted. LD owns the Capital Stok of INXL free and clear of all Liens and has the requisite power to sell to KII the Capital Stock of INXL and INXL has the requisite power and authority to own, lease and operate its properties and to carry on the business as currently conducted by INXL. LD and Representing Party own all of the Capital Stock of INXH free and clear of all Liens and has the requisite power to sell to KII the Capital Stock of INXH and INXH has the requisite power and authority to own, lease and operate its properties and to carry on the business as currently conducted by INXH . Each of the Seller, INXL and INXH is duly authorized, qualified and licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so licensed or qualified or in good standing would not have a Material Adverse Effect. Schedule 5.1 contains a true and complete list of each jurisdiction in which each of the Sellers is qualified to do business.

(b)           Seller previously have delivered to YGYI true and complete copies of the Charter Documents of each of the Seller, CBC, XSI and NTV as presently in effect. Seller is not in default under, or in violation of, any provision of its respective Charter Documents. LD and the Representing Party previously have delivered to YGYI true and complete copies of the Charter Documents of INXL and INXH as presently in effect. Neither INXL nor INXH is in default under, or in violation of, any provision of its respective Charter Documents

5.2           Capitalization. Schedule 5.2 sets forth the capitalization of Seller, INXL and INXH which includes all of the outstanding equity of Seller, INXLand INXH. There are no options or warrants or outstanding rights to acquire any equity of Seller, INXL or INXH and no preemptive rights or rights of first refusal or change of control provisions that would result in the issuance of securities upon consummation of the Transaction. Except as set forth on Schedule 5.2, none of the Seller, INXL or INXH holds any Equity Securities or other equity interest in any entity. Except as set forth on Schedule 5.2, none of the Seller, INXL or INXH have any Subsidiaries.

5.3           Authority and Enforceability. Each of the Seller, LD and the Representing Party has the requisite power and authority to enter into this Agreement and the Ancillary Documents and to consummate the Transactions. All corporate action required to be taken by the Seller, INXL and INXH’s Board of Directors, managers, members and stockholders in order to authorize the Sellers and LD to enter into this Agreement and to consummate the Transaction has been taken or will be taken prior to the Closing. The execution and delivery by Seller, LD and the Representing Party of this Agreement and the Ancillary Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Seller, INXL or INXH and no further authorization or approval, whether of the officers or directors of Seller, INXL or INXH or of governmental bodies or otherwise is necessary to fully authorize the execution, delivery and performance of this Agreement by Seller, LD and the Representing Party. This Agreement and the Ancillary Documents have been duly executed and delivered by Seller, LD and the Representing Party and constitute the valid and binding obligations of Seller, LD and the Representing Party, respectively, enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

5.4           No Conflicts; Authorizations.

(a) Neither the Seller, LD or INXL are in violation or default (i) of any provisions of their certificate of incorporation, bylaws or operating agreements, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, mortgage contract or purchase order to which it is a party or by which it is bound. The execution and delivery of this Agreement and the Ancillary Documents by Seller, LD and the Representing Party does not, and the performance by Seller, LD and the Representing Party of their respective obligations hereunder and thereunder, and the consummation by Seller, LD and the Representing Party of the Transaction (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly: (i) violate the provisions of any of the Charter Documents of Seller, INXL or INXH; (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights or require a consent to assignment or change of control, under any Contract (A) to which Seller, LD, INXL, INXH or the Representing Party is a party; (B) of which Seller, LD, INXL, INXH or the Representing Party is a beneficiary; or (C) by which Seller, LD, INXL,INXH or the Representing Party, or any of the Assets or their assets is bound; (iii) violate or conflict with any Law applicable to Seller, LD, INXL, INXH or the Representing Party, or any of their respective assets, or give any Governmental Entity or other Person the lawful right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, or revoke, cancel, terminate or otherwise modify any rights held under, any such Law; or (iv) result in the creation of any Liens (other than Permitted Liens), except in the cases of clauses (ii) and (iii), where the violation, breach, conflict default, acceleration or failure to give notice would not have a Material Adverse Effect upon any of the Assets, the assets of INXH or INXL Assets owned or used by Seller, INXL or INXH. Schedule 5.4 sets forth and enumerates all notices, authorizations, consents, licenses, permits, waivers, assignments and other approvals and actions that are necessary in connection with the execution and delivery by Seller, LD and the Representing Party of this Agreement and the consummation by Seller, LD and the Representing Party of the Transactions, under any Law or Contract to which Seller, LD or the Representing Party is a party or to which their Assets are subject (collectively, “Consents”) and the consummation of the Business after the consummation of the Transactions.

(b)           No authorization, consent, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to the Seller, LD, INXL or the Representing Party in connection with the execution and delivery by Seller, LD, or the Representing Party of this Agreement or the consummation by Seller, LD, or the Representing Party of the Transactions, except for such filings, authorizations, registrations, consents, declarations, filings or notice which, in the aggregate, would not have a Material Adverse Effect.

5.5           Financial Statements/Internal Accounting Controls.

(a)           Schedule 5.5 includes true, correct and complete copies of the Financial Statements. The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles and are based on the books and records of Seller, INXL and INXH and fairly in all material respects present the consolidated financial condition of each of the Seller, INXL and INXH as of the respective dates they were prepared and the results of the operations of Seller, INXL and INXH for the periods indicated therein. Except as set forth on Schedule 5.5, the Financial Statements have not been rendered untrue, incomplete or unfair as representations of the financial condition or results of operations of the Seller and INXL by the subsequent discovery of events or occurrences, which should have been reflected in such Financial Statements.

(b)           Each of the Seller, INXL and INXH maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary and to maintain asset accountability. Each of the Seller, INXL and INXH has established disclosure controls and procedures for Seller, INXH and INXL and designed such disclosure controls and procedures to ensure that material information relating to SellerI, INXH and INXL s made known to their officers by others. The officers or managers, as applicable of Seller, INXH and INXL have evaluated the effectiveness of such Seller’s and INXL’s controls and procedures. Since the date of the Balance Sheet (December 31, 2016), there have been no changes in any Seller’s or INXL’s internal controls or other factors that could significantly affect Seller’s, INXH’s or INXL’s internal controls.

(c)           Except as set forth in Schedule 5.5, the Financial Statements reflect all debts, liabilities, obligations or commitments of Seller, INXL or INXH or LD related to the Business of a type or nature that would be required to be reflected on a balance sheet, except those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount. None of the Seller,, INXH, Representing Party, LD or INXL is on the date hereof insolvent or unable to pay its current liabilities as they become due. Except as set forth in the Financial Statements, neither the Business nor the Assets nor the INXL Assets nor the assets of INXH are subject to any liability upon or with respect to, subject to or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, liability or obligation of any other Person and there is no basis for the assertion of any such claim or liability. YGYI has been provided with true, correct and complete copies of all of Seller’s, INXh’s and INXL’ssales account records for the past six (6) months. Schedule 5.5(c) sets forth the aggregate outstanding debt and payables of each of the Seller, INXL and INXH as of December 31, 2018 and a detailed list of the debt divided into categories such as debt subject to forbearance agreements, payables owed for commission, amounts owed for taxes, etc.

(d) As of the execution of this Agreement, the Sellers will have $25 million dollars worth of bona fide purchase orders from third parties for Seller’s Products and related services within the year 2019.

5.6        Title to Assets.

(a) The Seller has good and marketable title to or a valid leasehold interest in all of the tangible personal Assets being sold by Seller hereunder. LD has has good and marketable title to all of the outstanding capital Stock of INXL and INXL has good and marketable title to or a valid leasehold interest in all of the tangible personal INXL Assets. LD and Representing Party have good and marketable title to all of the outstanding capital Stock of INXH and INXH has good and marketable title to or a valid leasehold interest in all of the tangible personal assets of INXH.

(b)           Except as set forth on Schedule 5.6, as of Closing none of such Assets, or INXL Assets or assets of INXH, or the use thereof: (i) is subject to any easements or restrictions or to any Liens , or to any rights of others of any kind of nature whatsoever; (ii) encroaches or infringes on the property or rights of another; or (iii) contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law. There are no agreements or arrangements between Seller, LD, INXL, INXH or the Representing Party, and any third person, which have any adverse effect upon Seller’s title to or other rights respecting the Assets, INXL’s title to or other rights respecting the INXL Assets, LD’s title to or other rights respecting the Capital Stock of INXL, INXH’s title to or other rights respecting the assets or INXH, or LD’s or Representing Party’s title to or other rights respecting the Capital Stock of INXH. Further, and not in limitation of any of the foregoing provisions of this Section 5.6, except as described in Schedule 5.6:

(i)      Seller has the full right and power to transfer the Assets and LD and the Representiong Party havew full right and power to transfer the Capital Stock of INXL and INXH;

(ii)                 The Seller has the right to bring actions for the infringement of its interest and proprietary rights in, all of the Assets, INXL has the right to bring actions for the infringement of its interest and proprietary rights in, all of the INXL Assets and INXH has the right to bring actions for the infringement of its interest and proprietary rights in, all of its assets;

(iii) None of the Seller, INXL or INXH has any present or future obligation or requirement to compensate any person with respect to any of the Assets, INXL Assets or the assets of INXH, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of such assets and neither the sale of the Assets nor the sale of the INXL Assetsor assets of INXH triggers any such rights or similar rights;

(iv)                 the ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by Seller, INXL or INXH to any person does not and will not violate any license or agreement of the Seller, INXL or INXH with any person or infringe any right of any other person (NA);

(v)                 there are no express or implied warranties outstanding with respect to any products or services provided by Seller, INXL or INXH, except as set forth on Schedule 5.6 or may be provided by law; and

(vi)                 none of the present or former employees of Seller, INXL or INXH own directly or indirectly, or has any other right or interest in, in whole or in part, any of the Assets or INXL Assets and each ahs signed an assignment of any inventions to the Seller, INXL or INXH, as applicable;

(vii) all of the entities listed on Schedule 3.2 which own any of the Assets or Capital Stock of INXLor INXH are parties to this Agreement; .and

(viii)the Assets, INXL Assets and assets of INXH constitute all rights necessary for each of the Seller, INXL and INXH to conduct its business as now conducted.

5.7           Inventory and Current Products. All Inventory is of a quality, quantity and condition useable or saleable in the ordinary course of business and an expiration date of at least twelve (12) months from the Closing Date, except as reserved in accordance with past practices. Except as reserved in accordance with past practices or as set forth on Schedule 5.7, none of such Inventory is obsolete and no write-down of such Inventory has been made or should have been made in the period since the date of the Balance Sheet. The quantities of Inventory are not excessive and are reasonable in the present circumstances of the Business. No Inventory is held on a consignment basis. Seller and INXL own the Inventory held by them free and clear of all Liens other than Permitted Liens. Schedule 5.7 sets forth a list of all Products being developed, manufactured, marketed or sold by Seller, INXH and INXL as of the Closing Date.

5.8           Accounts Receivable. The accounts receivable of the Seller, INXL and INXH as of the Closing Date are: (a) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; (b) not subject to valid defenses, set-offs or counterclaims; and (c) collectible after billing at the full recorded amount thereof in each case as reserved in accordance with past practices and are owned by Seller, INXL and INXH free and clear of all Liens other than Permitted Liens.

5.9           Taxes.

(a) All Tax Returns required to have been filed by or with respect to each of the Seller, INXL and INXH have been duly and timely filed with the appropriate Tax Authority, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon. All Tax Returns have been properly and accurately compiled and completed in all material respects, fairly present the information purported to be shown therein, and reflect in all material respects all liabilities for the applicable Taxes for the periods covered by such Tax Returns. All Taxes owed by Seller, INXL and INXH (whether or not shown on any Tax Return) have been timely paid in full on or before their due date. Each of the Seller, INXL and INXH has adequately provided for, in its books of account and related records, liability for all unpaid Taxes, including, but not limited to, current Taxes not yet due and payable.

(b)           Except as disclosed on Schedule, 5.9(b): (i) there is no Action currently proposed, threatened or pending against, or with respect to, Seller, INXL, the Assets or the INXL Assets or the assets of INXH in respect of any Taxes or Tax Return; (ii). no material issue has been raised in writing in any Tax examination with respect to Seller, INXL or INXH which could result in liability for Taxes for Seller, INXL or INXH for any period; (iii) no Seller nor INXL nor INXH is the beneficiary of any extension of time within which to file any Tax Return, nor has Seller, INXH nor INXL made (or caused to be made on its behalf) any requests for such extensions; (iv) no claim is pending or, to the knowledge of Seller, LD or the Representing Party, threatened by a Governmental Entity in a jurisdiction where Seller, INXL or INXH does not file Tax Returns that Sellers is or may be subject to taxation by such jurisdiction or that Seller, INXL or INXH must file Tax Returns; and (v) there are no Liens encumbering any of the Assets of Seller, INXH or INXL with respect to Taxes (except where such Lien arises as a matter of Law prior to the due date for paying the related Taxes).

(c)           Except as set forth on Schedule 5.9 hereto, each of the Seller, INXL and INXH withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)           Seller, LD and the Representing Party have delivered to YGYI correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller, INXL or INXH during the past two years. None of the Seller, INXL or INXH has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)           None of the Seller, INXL or INXH has received (and is not subject to) any ruling from any Tax Authority nor have they entered into (or are subject to) any agreement with a Tax Authority.

(f)           None of the Seller, INXL or INXH is a party to any Tax allocation or sharing agreement, or other agreement relating to the allocation or sharing of, or liability or indemnification for, taxes between Seller, INXL or INXH and any other Person. None ofSeller, INXL or INXH has any liability for the Taxes of any other Person. None of the Seller, INXL or INXH is a party to any joint venture, partnership or other arrangement that is, or could be, treated as a partnership for federal income tax purposes.

5.10           Compliance with Law.

(a)           Each of the Seller, INXL and INXH are in compliance and is not in violation of any, applicable Law to which Seller, INXL, INXH, the Business or the Assets or the INXL Assets or the assets of INXH are or have been subject, except where the failure to be in compliance would not have a Material Adverse Effect. No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with or the failure on the part of Seller or any of its Subsidiaries to comply with, any applicable Law, except where such violation, conflict or failure would not have a Material Adverse Effect. None of the Seller, LD, INXL, INXH nor the Representing Party have received notice regarding any violation of, conflict with or failure to comply with any applicable Law by, or which may have a Material Adverse Effect on, Seller the Business or Assets, the INXL Assets or the assets of INXH. No investigation or review by any Governmental Entity with respect to Seller, LD, INXL or INXH is pending or, to the knowledge of Seller, LD, INXL or the Representing Party, threatened.

(b)           Neither the Seller nor, to LD’s or the Representing Party’s Knowledge, any director, officer, agent, employee, shareholder, manager or other person acting on behalf of Seller has, in the course of its or his actions for, or on behalf of, Seller and neither LD,Representing Party INXL, INXH nor any director, officer, agent, employee, shareholder, manager or other person acting on behalf of INXL or INXH has, in the course of its or his actions for, or on behalf of, INXL or INXH: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or Governmental Entity from corporate funds. Each of Seller, INXLand INXH carries on and conducts, and has carried on and conducted at all times the Business in compliance with all Laws governing international business activities, except where the failure would not have a Material Adverse Effect. The Assets of Seller,the INXL Assets and the assets of INXH have not been, are not, and will not be derived from or commingled with proceeds of any activities that are proscribed by the Foreign Corrupt Practices Act and other Laws relating to bribery or corruption, and were not procured or obtained through any payments to or for the benefit of officials of any Governmental Entity or to any other Person, regardless of the form, whether in money, property or services, to obtain favorable treatment in obtaining, retaining or directing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained. NeitherSeller, INXL, INXH nor LD or Representing Party is currently nor has it been within the past five years, the target of any inquiry, investigation, settlement, plea agreement or enforcement Action by any Governmental Entity involving an alleged or suspected violation of any Laws governing international business activities, including export control laws or trade and economic sanctions.

(c)           No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar anti-takeover statute enacted under the Laws of any State is applicable to Seller, INXH or INXL, or the Transactions.

 (d) Except as could not reasonably be expected to have a Material Adverse (a)each of the Seller, INXL and INXH is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Seller’s INXL’s, INXH’s, LD’s or Representing Party’s knowledge threatened release of any Hazardous Substance, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Seller, INXL or INXH; (c) there have been no Hazardous Substances generated by the Seller, INXL or INXH that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Seller, INXL or INXH, except for the storage of hazardous waste in compliance with Environmental Laws. The Seller, LD, INXH, INXL and Representing Party has made available to YGYI and KII true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

(f) Neither the Seller nor any of its officers, managers, employees or agents nor INXLor INXH nor any of their officers, managers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Seller, INXL, INXH or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither of the Seller nor any of its directors, managers, officers, employees or agents nor INXL, INXH nor any of their officers, managers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Seller and LD further represent that they each have maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of the Seller, INXL and INXH accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Seller nor any of its officers or employees nor INXL, INXH nor any of their officers, managers,or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the U.S. Foreign Corrupt Practices Act of 1977, as amended or any other anti-corruption law.

(g) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), each of the Seller, INXL and INXH has been, in compliance with all applicable laws in all relevant jurisdictions, the Seller’s and INXL’s privacy policies and the requirements of any contract or codes of conduct to which each is a party. The Seller, INXL and INXH have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Each of the Seller, INXL and INXH is in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

5.11           Licenses and Permits.

(a)           Seller, INXH and INXL own, hold or lawfully use in the operation of the Business all licenses, permits, consents and authorizations (international, federal, state and local) which are necessary for Seller, INXL and INXH to conduct the Business as currently conducted or for the ownership and use of the Assets owned or used by Seller,the INXL Assets owned or used by INXL in the conduct of the Business and the assets held by INXH or usedin the conduct of the Business Of INXH, free and clear of all Liens, other than Permitted Liens, except where the failure to obtain or hold such Permits would not have a Material Adverse Effect. No Person owns or has any proprietary, financial or other interest (direct or indirect) in any such licenses, permits, consents and authorizations (international, federal, state and local). All such licenses, permits, consents and authorizations (international, federal, state and local) are valid and in full force and effect, except where the failure would not have a Material Adverse effect and are listed on Schedule 5.11, and none will be terminated or impaired or become terminable or impaired as a result of the Transactions.

(b)           No event has occurred and to the knowledge of Seller, LD or the Representing Party no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with, failure on the part of Seller, INXL or INXH to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of, any license, permit, consent or authorization (international, federal, state and local). None of Seller, INXL nor INXH is in default or violation of, and none of the Seller, LD, INXL, INXH nor the Representing Party have received notice regarding any claim of default or violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any license, permit, consent or authorization (international, federal, state and local), except where such default, violation, conflict, failure to comply, revocation, withdrawal, termination, cancellation, suspension or modification would not have a Material Adverse Effect.

5.12           Title to Personal Properties.

(a)           Schedule 5.12 sets forth a true and complete list of all the personal property, and assets owned, leased or used by Seller, INXL and INXH as of the Closing Date with a current book value in excess of $25,000, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of, and annual payments under, such lease.

(b)           With respect to personal property Assets, INXL Assets and assets of INXH that are owned, including all assets reflected as owned on the Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), Seller, INXL and INXH have good and valid title to all such Assets,INXL Assets and assets of INXH, free and clear of all Liens other than Permitted Liens.

(c)           With respect to personal property assets that are leased, to Seller’s or LD’s Knowledge or Representing Party’s knowledge, the Seller, INXL and INXH has a valid leasehold interest in such leased assets and all such leases are in full force and effect and constitute valid, binding and enforceable obligations of the parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies. Noner of the Seller,INXL nor INXH is in breach of any of the terms of any such lease except as otherwise would not have a Material Adverse Effect on Seller, INXL or INXH.

(d)           Other than holders of Permitted Liens (solely to the extent of such Permitted Liens) and lessors of leased assets(solely to the extent of their interest in such leased assets), no Person has any interest in any equipment or other tangible Assets, INXL Assets or assets of INXH used in the Business.

5.13           Condition and Sufficiency of Assetss. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and Assets, INXL Assets and assets of INXH and other assets which are owned, leased or used by the Seller, INXL and INXH have been properly maintained and serviced, in all material respect, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of business and conform in all material respects to all Laws relating to their construction, use and operation. The tangible and intangible Assets, INXL Assets and other assets owned by Seller, INXL and INXH constitute all the assets and properties necessary to permit KII, from and after the Closing, to conduct in all material respects, the Business in the same manner as Seller, INXL and INXH conducted such Business in the past or as currently contemplated.

5.14           Real Property.

(a)           Schedule 5.14 contains a list of all Real Property currently leased or owned by Seller, INXH and INXL and includes all interests in Real Property used in or necessary for the conduct of the Business and operations of Seller,INXL and INXH as currently conducted.

(b)           With respect to the leased Real Property, Seller, LD, INXL and the Representing Party have delivered to YGYI true and complete copies of all leases and subleases pursuant to which either of Seller, INXL or INXH is a party or by which it is bound, and no party is in default or received notice of default under such leases or subleases. With respect to the Real Property owned by Seller, INXL and INXH, Seller, INXL and INXH have good and marketable title to the Real Property, free and clear of all Liens. Seller, LD, INXL and the Representing Party have delivered to YGYI true and complete copies of the following: (i) all deeds pursuant to which Seller, INXL and INXH acquired title and (ii) all owner’s policies of title insurance, together with copies of listed exceptions to title, covering Real Property owned by Seller, INXL and INXH. Each of the Seller, INXL and INXH has peaceful, undisturbed and exclusive possession of the Real Property. None of the Seller, LD, INXL nor the Representing Party has received notice of any outstanding claims under any expired leases or subleases to which the Seller is or was a party.

(c)           To the Knowledge of Seller, LD and the Representing Party, the uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not restrict or impair the use of the Real Property for purposes of the Business of Seller, INXL and INXH.

(d)           No Governmental Entity having the power of eminent domain over the Real Property has commenced or to the knowledge of Seller, LD or the Representing Party threatened to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. None of the Seller, LD, INXL nor the Representing Party have received notice of any pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative Actions relating to any portion of the Real Property or any other matters which materially adversely affect the current use, occupancy or value thereof. None of the Sellers , LD, INXL nor the Representing Party have received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

(e)           To the Knowledge, of Seller, LD and the Representing Party :(i) the Real Property and all present uses and operations of the Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property; and (ii) the Real Property and the continued use, occupancy and operation as used, occupied and operated in the conduct of the Business, do not constitute nonconforming uses and are not the subject of any special use permit under any Law.

(f)           The Real Property is in suitable condition for Seller’s and INXL’s Business as currently conducted and as currently contemplated.

(g)           Except as otherwise set forth in leases to the contrary, no Person, is in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person, the right of use or occupancy of the Real Property or any portion thereof. No easement, utility transmission line or water main located on the Real Property adversely affects the use of the Real Property or any improvement on the Real Property.

5.15           Intellectual Property

(a)           The Seller, INXL and INXH own or possess sufficient legal rights to all Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, with which any of them may be affiliated now or may have been affiliated in the past. Except set forth in Schedule 5.15, other than trade names and website URL, none of the Seller, INXL or INXH owns or licenses: (i) any Intellectual Property used in or necessary for the Business as it is currently conducted (except for software that is commercially available at retail to consumers on nondiscriminatory pricing terms and is subject to “shrink-wrap” or “click-through” license agreements) other than Intellectual Property that is not material to the operation of the Business. The Seller, INXL and INXH have obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Seller’s , INXH’s and INXL’s business. The Seller, INXL and INXH have not embedded any open source, copyleft or community source code in any of their products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

(b)           To the Knowledge of Seller, LD and the Representing Party, none of the Products or services currently or formerly developed, manufactured, sold, distributed, provided, shipped or licensed by Seller, INXL or INXH, or which are currently under development, infringes upon, or otherwise unlawfully used or uses, the Intellectual Property rights of any third party. To the Knowledge of Seller, LD and the Representing Party, neither Seller’s Intellectual Property, INXH’s Intellectual Property nor INXL’s Intellectual Property has infringed or infringes or will infringe upon, or otherwise unlawfully used or uses, any Intellectual Property of a third party. None of the Sellers, INXL, INXH, LD nor the Representing Party have received any communication alleging that Seller, INXL, INXH or any of their Products, services, activities or operations infringe upon or otherwise unlawfully uses any Intellectual Property of a third party nor to the Knowledge of Seller, is there any basis for any claim of infringement or unlawful use. No Action has been instituted or threatened relating to any Intellectual Property formerly or currently used by Seller, INXL or INXH. To the Knowledge of Seller, LD, and the Representing Party, no Person has infringed or is infringing any Intellectual Property rights of Sellers or has otherwise misappropriated or is otherwise misappropriating or unlawfully using Seller’ss Intellectual Property or INXL’s Intellectual Property, except where such infringement or unlawful use would not have a Material Adverse Effect.

(c)           With respect to Seller’s Proprietary Information, INXH’s Proprietary Information and INXL’s Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. Each of the Seller, INXL and INXH has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Seller and INXL. Each employee and consultant has executed confidentiality agreements with the Seller, INXL and INXH and assigned to the Seller, INXL and INXH all intellectual property rights he or she owns that are related to the Business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Seller, INXL and INXH that (a) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Business as then conducted or as then proposed to be conducted, (b) were developed on any amount of the Seller’s, INXH’s or INXL’s time or with the use of any of the Seller’s , INXH’s or INXL’s equipment, supplies, facilities or information or (c) resulted from the performance of services for the Seller, INXL or INXH. Schedule 5.15 lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Seller, INXL and INXH.

(d)           Except as would have a Material Adverse Effect, the execution and delivery by Seller, LD and the Representing Party of this Agreement does not, and the consummation by Seller, LD and the Representing Party of the Transactions (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of Seller’s Intellectual Property, INXH’s Intellectual Property or INXL’s Intellectual Property, or give rise to any right of any party to terminate or reprise or otherwise renegotiate Sellers’, INXH’sor INXL’s rights to own any of its Intellectual Property or its rights under any license, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

5.16           Absence of Certain Changes or Events. Except as otherwise set forth on the Schedule 5.16 since the date of the Balance Sheet:

(a)           There has been no event, occurrence, or fact, or any series of events, occurrences, or facts that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           Neither the Seller, INXL nor INXH has amended or changed its Charter Documents;

(c)           Neither the Seller, INXL nor INXH has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Securities or any other security;

(d)           Neither the Seller, INXL nor INXH has split, combined or reclassified any Equity Securities or other security, or issued, or authorized for issuance, any Equity Securities or other security;

(e)           Neither the Seller, INXL nor INXH has altered any term of any outstanding Equity Securities or other security;

(f)           Neither the Seller, INXL nor INXH has: (i) increased or modified the compensation, including salary, bonuses, royalty, commissions or deferred compensation or benefits payable or to become payable by Seller,INXL or INXH to any of its current or former directors, officers, key employees, contractors or consultants; (ii) increased or modified any Benefit Plan, payment or arrangement made to, for or with any current or former directors, officers, employees, contractors or consultants of Seller, INXL or INXH; (iii) entered into any employment, severance or termination agreement; or (iv) entered into any agreement or arrangement with any of its current or former directors, officers, employees, contractors or consultants providing any form of signing or stay on bonus or compensation;

(g)           Other than the sale of inventory in the ordinary course of business, neither the Seller, INXL nor INXH has sold, leased, transferred or assigned any of its Assets, INXL Assets or any assets of INXH;

(h)           Except as may otherwise be set forth on Schedule 5.16, neither the Seller,INXL or INXH has incurred, assumed or guaranteed any Indebtedness;

(i)      Neither the Seller, INXL nor INXH has created or assumed any Lien on any Asset or INXL Assets, except for Permitted Liens;

(j)      Neither the Seller, INXL nor INXH has made any loan, advance or capital contribution to, or investment in, any Person;

(k)           Neither the Seller, INXL nor INXH has entered into any Contract other than in the ordinary course of business;

(l)      Other than in the ordinary course of business (i) no Contract has been terminated or cancelled or not renewed; the Seller, LD and Representing party have not been informed of any potential Contract termination, cancellation or non-renewal(ii) no rights under any Contract have been waived or accelerated; and (iii) no Contract that would be required to be listed as a Contract pursuant to Section 5.17 if such Contract were in effect on the Closing Date, has been terminated or cancelled;

(m)           Neither the Seller, INXL nor INXH has sold, transferred, pledged or assigned any of its Intellectual Property;

(n)           There has not been any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of the Seller, INXH or INXL;

(o)           There has not been any violation of or conflict with any Law to which the Business or Assets of Seller, INXL Assets or assets of INXH are subject;

(p)           None of the Seller, LD, INX, INXHL nor the Representing Party have agreed or entered into any arrangement to take any action which will result in any representation or warranty set forth in this Article V being untrue or incorrect on the Closing Date;

(q)           There has not been any material damage, destruction or loss with respect to the material Assets of Sellers, material assets of INXH or material INXL Assets, whether or not covered by insurance;

(r)           Neither the Seller, INXL, INXH, LD nor the Representing Party have made any change in accounting policies or practices;

(s)           Neither of the Seller, INXL, INXH nor the Representing Party have made any Tax election, changed its method of Tax accounting or settled any claim for Taxes;

(t)      Except as may be set forth on Schedule 5.16, neither the Seller, INXL, INXH nor the Representing Party have settled any Action; and

(u)           Neither the Seller, INXL nor the Representing Party have agreed, whether in writing or otherwise, to do any of the foregoing.

5.17           Contracts.

(a)                 Schedule 5.17(a) lists each of the following Contracts that will be acquired as part of the Assets and INXL Assets (x) by which any of the Assets or INXL Assets are bound or affected or (y) to which Seller, INXL or INXH is a party or by which it is bound in connection with the Business or the Assets or INXL Assets (collectively, the “Contracts”):

(i)          all Contracts involving aggregate consideration in excess of $10,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than 180 days’ notice;

(ii)          all Contracts that relate to the sale of any of the Assets or the INXL Assets, other than in the ordinary course of business, for consideration in excess of $10,000;

(iii)          all Contracts that relate to the acquisition of any business, a material amount of stock, other securities or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)          except for agreements relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $10,000;

(v)          Contracts containing noncompetition, non-solicitation or confidentiality covenants restricting Seller, LD, INXL, INXH or the Representing Party; and

(vi)          all collective bargaining agreements or Contracts with any labor organization, union or association.

(b)            The Contracts that are part of the Assets being sold represent all necessary contract to operate the Business and are in full force and effect and are in all material respects valid and binding obligations of the parties thereto, enforceable in accordance with their terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies, and no defenses, off sets or counterclaims have been asserted or, to the knowledge of Seller, Representing Party or LD, may be made by any party thereto, nor has Seller, Representing Party or LD waived any right thereunder. Seller’s, INXL’s and INXH’s rights and obligations under all Contracts set forth in Schedule 5.17(a) to this Agreement to be assigned hereby to KII and assumed hereby by KII are assignable as contemplated by this Agreement and will be duly and validly assigned to KII on the Closing Date; such assignment will not give rise to the ability of any other party to such agreements to terminate such agreements or to otherwise modify the rights and obligations thereunder; and such assignments will not result in any liability being imposed on YGYI or KII other than to perform its assumed obligations under such agreements after the Closing. Except as set forth on Schedule 5.17(b), Neither Seller, INXL nor INXH is in breach of, or default under, any Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

(c)            None of the Seller, INXL or INXH nor, to the Knowledge of Sellers, Representing Party or LD, other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Contract, and none of the Seller, INXL or INXH has given or received notice to or from any Person relating to any such alleged or potential default that has not been fully cured. No event has occurred which (with or without the giving of notice or lapse of time, or both) may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Contract.

(d)           Except as set forth in the Schedule 5.17(d), none of the Seller, LD, INXH INXL nor the Representing Party is required to obtain any Consent under any of the Contracts in connection with the execution and delivery by Seller or LD of this Agreement or the consummation of the Transactions.

(e)           Seller, LD and the Representing Party have delivered true and complete copies of each applicable Seller’s Contract to YGYI.

5.18           Litigation. Except as set forth on Schedule 5.18, there is no Action relating to Seller, INXL, INXH, LD, the Representing Party, the Business, the Assets, the INXL Assets, the assets of INXH or the Transactions by any Person or Government Authority pending, or to the knowledge of Seller, LD or the Representing Party, threatened: (i) against or affecting Seller, INXL, INXH, LD, the INXL Assets, the Assets, the assets of INXH or the Representing Party; (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Transaction; (iii) that could have the effect of restraining or prohibiting YGYI’s or KII’s ownership or operation (or that of the Affiliates) of all or any portion of the Business, the Assets, the assets of INXH, the INXL Assets or the Capital Stock of INXL or INXH or (v) that could compel YGYI, KII or the Affiliates to dispose of or hold separate all or any material portion of the Business, the Assets, the INXL Assets, the assets of INXH or the Capital Stock of INXL or INXH. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or former director, officer or employee of Seller, INXL or INXH with respect to which Seller, INXL or INXH has or is reasonably likely to have an indemnification obligation. There is no unsatisfied order, judgment, penalty or award against or affecting Sellersor any of its Assets, or INXL, the INXL Assets or INXH.

5.19           Employee Benefits.

(a)           Schedule 5.19(a) sets forth a true and complete list of all Benefit Plans sponsored, maintained or contributed to or required to be contributed to the Seller for the benefit of any present or former directors, managers, employees, contractors or consultants of Seller, INXL or INXH(each a “Benefit Plan”). Neither the Seller, INXL nor INXH has any intent or commitment to create any additional Benefit Plans or amend any of its Benefit Plans.

(b)           Seller, LD and the Representing Party have delivered to YGYI a true and complete set of copies of (i) all material Benefit Plans and related trust agreements, annuity contracts, other funding instruments, and all other material Contracts and agreements, including third party administration agreements and service agreements, maintained in connection with the operation of such material Benefit Plans; and (ii) any summaries of material modification, if any, concerning such material Benefit Plans.

(c)           Each Benefit Plan has been maintained, operated and administered in all material respects in accordance with such Benefit Plan’s respective terms, and in compliance with all applicable laws.

(d)           With respect to each Benefit Plan, there are no Actions, (other than routine claims for benefits in the ordinary course) pending or threatened against any such Benefit Plan, Seller, INXL, INXH or any trustee or agent of any such Benefit Plan.

(e)           Full payment has been made of all amounts which Seller, INXL or INXH was required to have paid as a contribution to any Benefit Plan as of the last day of the most recent fiscal year of each s Benefit Plan ended prior to the Closing Date.

(f)           Each Benefit Plan is, and its administration is and has been during the six-year period preceding the Closing Date, in compliance with, and Seller has not received any claim or notice that any such Benefit Plan is not in compliance with, all applicable Laws.

(g)           None of the Seller, INXL or INXH is in default in performing any of its contractual obligations under any of Benefit Plans or any related trust agreement or insurance contract.

(h)           There are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in any Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

(i)      Each of the Seller,INXL and INXH has the right under the terms of each Benefit Plan and under applicable Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the Assets of such plan to another arrangement, plan or fund at any time exclusively by action of Seller,INXL or INXH, and no additional contributions would be required to properly effect such termination.

(j)      No Benefit Plan provides benefits to any individual after termination of employment.

(k)           The consummation of the Transactions will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor, member, manager or consultant of the Seller,INXLor INXH to severance pay, unemployment compensation or any other payment; or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such director, employee, contractor or consultant or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person.

(l)      With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid as of the Closing Date under such insurance policy have been paid, and, as of the Closing Date, there are no liabilities of the Seller,INXL or INXH under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

(m)           Neither the Seller, INXL nor INXH has any duty or obligation to indemnify or hold another Person harmless for any liability attributable to any acts or omissions by such Person with respect to any Benefit Plan.

5.20           Labor and Employment Matters.

(a)           Except as would not have a Material Adverse Effect, all employees of the Seller, INXL and INXH have been paid in full all salary, vacation pay and sick pay that is owed to them. All directors, officers, employees, contractors and consultants of the Seller, INXL and INXH may be removed or terminated by Seller, INXL or INXH at any time with or without cause, but only for reasons not prohibited by and otherwise consistent with federal, state and local Law and without any severance or other liability to Sellers, INXL or YGYI.

(b)           None of the Seller, INXL or INXH is a party or subject to any labor union or collective bargaining agreement. There are no pending or threatened labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any Actions which involve the labor or employment relations of Seller, INXL or INXH. There is no unfair labor practice, charge or complaint pending, unresolved or, threatened before any governmental agency. No event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute.

(c)           Except as would not have a Material Adverse Effect, each of the Seller, INXL and INXH has complied with each, and is not knowingly in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Except as would not have a Material Adverse Effect, the Seller, INXL and INXH each have filed and/or posted all reports, information and notices required under any Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file all such reports, information and notices required by any Law to be given prior to the Closing. Seller, INXL and INXH each have maintained all records required by any applicable Law.

(d)           Except as would not have a Material Adverse effect, Seller, INXL and INXH each have paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay and bonuses.

(e)           Neither the Seller, INXL nor INXH is a party to any Contract which restricts it from relocating, closing or terminating any of its operations or facilities or any portion thereof. The consummation of the Transactions will not create liability for any act by Sellers on or prior to the Closing under any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(f)           Except as would not have a Material Adverse Effect no Person that was engaged by the Seller,INXL or INXH as an independent contractor or in any other non-employee capacity can or will be characterized or deemed to be an employee of the Seller, INXL or INXH under applicable Law for any purpose whatsoever including, without limitation, for purposes of federal, state and local income taxation, workers’ compensation, unemployment insurance and eligibility for Seller’s,INXL’s or INXH’s group benefit.

(g)           There are no covenants, agreements or restrictions, including but not limited to, employment agreements not to compete, prohibiting, limiting or in any way restricting any employee of the Seller, INXL or INXH from engaging in any type of business activity in any location. To the knowledge of Seller and the Representing Party, no employee, consultant or contractor of Seller, INXL or INXH has been, is or will be, by performing services for Seller, INXL or INXH in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition or other restrictive covenant or agreement as a result of such employee’s, consultant’s or independent contractor’s employment by or contract with Seller, INXL or INXH any services rendered by such employee, consultant or independent contractor.

5.21           Product Warranty.

(a)           Except as disclosed on Schedule 5.21(a), there are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”).

(b)           To Seller’s, LD’s and the Representing Party’s knowledge, all Products that have been or are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed by Seller, INXL and INXH have been and are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed in compliance with all Product specifications, all express and implied warranties and all requirements under applicable Law.

(c)           To the Knowledge of Seller, LD and the Representing Party, there are no material design, manufacturing or other defects, latent or otherwise, with respect to any Product and such Products are not toxic when used in accordance with their intended use. To the Knowledge of Sellers, Representing Party and LD, each Product that has been manufactured, sold, distributed, provided, shipped or licensed contained all warnings required by applicable Law and such warnings have been in accordance with reasonable industry practice.

(d)           To the Knowledge of Seller, LD and the Representing Party, there are no material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product. Neither the Seller,. INXLnor INXH, nor to the knowledge of Seller, LD or the Representing Party and the Representing Party, any of its suppliers have committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability, product defect or liability for breach of warranty in excess of $5,000 (whether covered by insurance or not) on the part of Seller with respect to any Product.

(e)           Neither the Seller, INXL nor any of their suppliers has voluntarily made, or been required by any Governmental Entity to make, any recall of, or suspend or discontinue, any Product, and to the knowledge of Seller, LD and the Representing Party, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action with respect to a recall, suspension or discontinuance of any Product.Since

December 31, 2011, there has been no inspections, inspection reports or other written correspondence from any Governmental Entity that asserts or alleges that the operation of Seller, INXL or INXH is or was not or may not be in compliance with any applicable Laws or regulatory requirement.

(f)           Neither the Seller, INXL or INXH has in the past had any Product design and warranty claims or other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by it on or prior to date of the Closing.

5.22           Books and Records. Except as disclosed on Schedule 5.22, the bylaws, operating agreements and all documents evidencing action taken by the officers and/or directors or managers of each of the Seller, INXL and INXH, if any, have been provided to YGYI and no meeting or action by written consent in lieu of such meeting, of any such officers and/or directors or managers, has been held for which minutes have not been prepared and not contained in the minute books. All of the books and records of Seller, INXL and INXH, including minute books, are in the possession of Seller, INXL and INXH.

5.23           Suppliers and Customers. Schedule 5.23 sets forth: (i) each supplier of material or manufacturing to Sellers and INXLand (ii) each supplier who constitutes a sole source of supply to Seller and INXLfor the most recent completed fiscal year. The relationships of Seller, INXL and INXH with each such supplier, manufacturer, and customer are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated or materially modified, or threatened to cancel, not renew or otherwise terminate or materially modify, its relationship with Seller, INXL or INXH. Neither the Seller, INXL, INXH, LD nor the Representing Party have received notice or has reason to believe that any such supplier or customer may cancel or otherwise materially modify its relationship with Seller, INXL or INXH or limit or reduce its supply of services, supplies or materials to, or its purchases of products, materials, goods or services from, Seller, INXH or INXL, either as a result of the Transactions or otherwise. Except as set forth on Schedule 5.23 hereto, no supplier or customer of Seller, INXL or INXH which was a material customer of or supplier to Seller during the prior fiscal year has terminated its relationship with Seller, INXL or INXH or been terminated by Seller, INXL or INXH .

5.24           Bank Accounts. All payments made by Seller, INXL and INXH have been made in the ordinary course through banking channels.

5.25           Powers of Attorney. Except as disclosed on Schedule 5.26, there are no outstanding powers of attorney executed by or on behalf of Seller, INXL, INXH, their Subsidiaries, LD or the Representing Party in favor of any Person.

5.26           Loans to or from Directors, Officers, Employees, or Consultants. Except as set forth on Schedule 5.27, Neither the Seller, INXL nor INXH has loaned any monies to or borrowed any monies from, any director, manager or employee of, or consultant to.

5.27           Accredited Investor Representations.

a.           The Seller, and each of their equity owners, LD and the Representing Party is: (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), and (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by YGYI or any of its Affiliates), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Shares and the Contingent Consideration Warrants;

b.           Each of the Seller, LD and the Representing Party are acquiring the Shares and the Contingent Consideration Warrants for their own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof;

c.           All subsequent offers and sales of the Shares and the Contingent Consideration Warrants by the Seller, LD and the Representing Party shall be made pursuant to registration under the 1933 Act or pursuant to an exemption from registration;

d.           Each of the Seller, LD and the Representing Party understand that the Shares and the Contingent Consideration Warrants are being offered and sold to them in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that YGYI is relying upon the truth and accuracy of, and the Seller’s, LD’s and the Representing Party’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Seller, LD and the Representing Party set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller, LD and the Representing Party to acquire the Shares and the Contingent Consideration Warrants;

e.           Each of the Seller and its advisors, if any, LD and the Representing Party have been furnished with all materials relating to the business, finances and operations of YGYI and materials relating to the offer and sale of the Shares and the Contingent Consideration Warrants which have been requested by the Seller, the Representin Party and LD. The Seller and its advisors, if any, LD and the Representing Party have been afforded the opportunity to ask questions of YGYI and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Seller, LD and the Representing Party have also had the opportunity to obtain and to review YGYI’s Current Reports on Form 8-K filed April 2, 2018, May 14, 2018, June 26, 2018, July 17, 2018, July 25, 2018, July 31, 2018, August 14, 2018, August 21, 2018, September 7, 2018, September 13, 2018, September 21, 2018, September 21, 2018, October 4, 2018, October 5, 2018, October 29, 2018, October 31, 2018, November 13, 2018, November 29, 2018, December 6, 2018, December 19, 2018, January 7, 2019, January 11, 2019, January 11, 2019, January 11, 2019 and January 18, 2019, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “SEC Documents”).

f.           Each of the Seller, LD and the Representing Party understand that their investment in the Shares and the Contingent Consideration Warrants involves a high degree of risk;

g.           Each of the Seller, LD and the Representing Party understand that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares and the Contingent Consideration Warrants;

h.           Each of the Seller, LD and the Representing Party acknowledge that (1) the Shares and the Contingent Consideration Warrants have not been registered under the provisions of the 1933 Act and may not be transferred unless (A) subsequently registered thereunder, as provided for herein, or (B) the Seller, LD and the Representing Party shall have delivered to YGYI an opinion of counsel, reasonably satisfactory in form, scope and substance to YGYI, to the effect that the Shares and the Contingent Consideration Warrants and the shares of common stock underlying the Contingent Consideration Warrants to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) any sale of any Security made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of that Security under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

i.           Each of the Seller, LD and the Representing Party acknowledge and agree that the Shares and the Contingent Consideration Warrants and the shares of common stock underlying the Contingent Consideration Warrants shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer thereof):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

5.28           Solvency. Immediately after the Closing (i) each of the Seller, LD, INXL, INXH and the Representing Party expects to be able to pay all creditors in a timely manner; and (ii) no solvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting the Business or the Representing Party (other than as a creditor) is pending or is currently being contemplated by Seller, LD, INXL, INXH or the Representing Party or, to the knowledge of Seller, LD and the Representing Party, is being threatened against the Representing Party, LD, INXL or Sellers by any other Person. None of the Sellers LD, INXL, INXH or the Representing Party has made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

5.30           No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedule), none of the Seller, LD nor the Representing Party has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller and the Representing Party, including any representation or warranty as to the accuracy or completeness of any information regarding the Business, Capital Stock of INXL and INXH, and the Assets, assets of INXH and the INXL Assets furnished or made available to YGYI (including any information, documents or material delivered to YGYI in management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

5.31           Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller, LD or the Representing Party.

5.32           Representations and Warranties True and Correct. No representation or warranty by Seller, LD or the Representing Party in this Agreement, and no statement made by Seller, the Representing Party or LD in the Seller Disclosure Schedule furnished or to be furnished to YGYI or KII pursuant hereto contains any untrue statement of a material fact.

5.33           Independent Investigation. Seller, LD and the Representing Party have conducted their own independent investigation, review its assets, and acknowledge that they have been provided adequate access to the personal, properties, assets and documents and data of YGYI and its business for such purpose. Seller, LD and the Representing Party have relied solely upon their own investigations and the express representations and warranties of YGYI set forth in Article V of this Agreement (including the relevant portions of the Disclosure Schedules) in making its decision to enter into the Agreement, and YGYI has not made any representation or warranty except as set forth in Article.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE SALE

6.1          Conditions to Obligations of Seller and the Representing Party. The obligations of Seller, LD and the Representing Party to consummate the Transactions shall be subject to the fulfillment, or written waiver by Seller, LD and the Representing Party at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of YGYI set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except those that speak as of the date of this Agreement shall be updated;

(b)           YGYI shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by YGYI on or prior to the Closing Date; and

 (c)           YGYI shall have delivered to Seller, LD and the Representing Party an officer’s certificate of YGYI to the effect that the conditions set forth in Section 6.1(a) and (b) have been satisfied; and

(d)           YGYI shall have delivered to Sellers and LD the items described in Section 3.4.

6.2          Conditions to Obligations of YGYI. The obligations of YGYI and KII to consummate the Transactions shall be subject to the fulfillment or written waiver by YGYI and KII, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Seller, LD and the Representing Party set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except that those that speak as of the date of this Agreement shall be updated;

(b)           Seller and LD shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Sellers and LD on or prior to the Closing Date;

(c)           YGYI shall have completed its due diligence review of the Seller and the Business and resolved to its complete satisfaction any outstanding issues related thereto;

(d)           Seller and LD shall have delivered to YGYI a certificate of an officer of Seller, INXL and INXH to the effect that the conditions set forth in Section 6.2(a) and (b) hereof have been satisfied;

(e)           Seller and LD shall have delivered to YGYI the items described in Section 3.5; and

(f)           Seller’s Board of Directors shall have approved the transactions in accordance with the laws of its state of organization and Seller’sbylaws, and evidence thereof shall have been provided to YGYI.

6.3       Other Conditions to Obligations. The obligations of the Parties to consummate the Transactions shall be subject to the fulfillment, or written waiver by each of YGYI and Seller, LD and the Representing Party, at or prior to the Closing, of each of the following conditions:

(a)           All director, stockholder, members, manager lender, lessor, creditor and other parties’ consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Transactions shall have been secured; and no other approvals shall be necessary to consummate the transaction.

(b)           No statute, rule, regulation, executive order, decree, preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or restricts the consummation of the Transactions.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1           Consents. Seller, LD and the Representing Party will use commercially reasonable efforts to obtain all consents and approvals required under any Contract to which the Seller, LD, INXL is a party or are bound to enable Seller, LD and the Representing Party to effect the sale of the Assets and Capital Stock of INXL pursuant hereto. Seller, LD and the Representing Party shall promptly notify YGYI of any failure or prospective failure to obtain any such Consent and, if requested, shall provide to YGYI copies of the Consents obtained by Seller, LD and the Representing Party. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of YGYI or Seller, LD or the Representing Party thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller,LD or the Representing Party thereunder so that YGYI would not in fact receive all such rights, Seller,LD and the Representing Party will reasonably cooperate with YGYI in any arrangement designed to provide for YGYI the benefits under any of such contracts, including, without limitation, enforcement for the benefit of YGYI of any and all rights of Seller, LD and the Representing Party against a third party thereto arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to YGYI by Seller,LD the Representing Party of any contract which shall require the consent or approval of any third party, shall be made subject to such consent or approval being obtained.

7.2           Regulatory Approvals and Filings. Each Party covenants and agrees to use commercially reasonable efforts to promptly prepare and file all necessary permits, consents, approvals, and authorizations, and make all filings, with all Governmental Entities and all other Persons necessary or advisable to consummate the Transactions. The Parties will cooperate with each other and their Representatives in the preparation of any documents or other materials that may be required by any Government Entity to consummate the Transaction.

7.3           Cooperation. Seller, LD, the Representing Party, and YGYI shall consult with each other prior to making any filing with any Governmental Entity in connection with the Transactions and promptly after each such filing provide the other with a copy thereof.

7.4           Public Announcements. Neither YGYI, Seller, LD nor the Representing Party nor any of their respective Affiliates or Representatives, shall issue any press releases or otherwise make any public statements with respect to this Agreement and the Transactions without the prior written consent of YGYI and Sellers (such consent not to be unreasonably conditioned, withheld or delayed); provided that YGYI may, without such approval, make such press releases or other public announcement, including, but not limited to, oral statements, as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities or other Laws, provided that the Parties collaborate in good faith as to the process and timing of such announcements; provided, further, that each of the Parties may make internal announcements to their respective employees and distributors that are consistent with the Parties’ prior public disclosures regarding the Transactions.

7.5           Employees and Employee Benefits.

(a)           Seller, LD and the Representing Party shall be solely responsible, and YGYI shall have no obligations whatsoever for, any compensation or other amounts due and payable to any Employee (or former Employee) of Seller, INXL or INXH, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, or severance pay payable to any Employee (or former Employee) of Seller, INXL and INXH for any period relating to the service with Seller, INXL and INXH and Seller, INXL and INXH and LD shall pay all such amounts to all entitled Employees on or prior to the Closing Date.

(b)           Seller, the Representing Party and LD shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of Employees (or former Employees) or agents of Seller, INXL and INXH that were incurred or made prior to the Closing Date. Seller, the Representing Party and LD shall remain solely responsible for all worker’s compensation claims of any Employees (or former Employees) that relate to events occurring prior to the Closing Date or that were incurred or made prior to the Closing Date. Seller, the Representing Party and LD shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

7.6           Additional Working Capital. YGYI’s intends to invest up to $25,000,000 in KII, if YGYI and Seller and the Representing Partymutually determine that the cash flow of KII is insufficient and such capital is needed for additional working capital to be provided on an agreed upon schedule. Of this $25,000,000, a total of $2,000,000 shall be invested at the time of Closing. The Seller, the Representing Party and YGYI agree to meet within sixty (60) days of the Closing to determine the financing needs of KII and if the Sellers, the Representing Partyand YGYI mutually determine that that the cash flow of KII is insufficient and additional capital is needed, YGYI shall invest up to an additional $13,000,000 (subject to market conditions and availability of funds) within ninety (90) days of the Closing, and up to an additional $10,000,000 if the Seller, the Representing Party and YGYI mutually determine that that the cash flow of KII is insufficient and additional capital is needed, such $10,000,000 to be invested on a schedule to be determined.

ARTICLE VIII

COVENANTS OF SELLERS AND THE REPRESENTING PARTY

8.1           Covenant to Satisfy Conditions. Seller, LD and the Representing Party shall use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper, and advisable under Laws to consummate and make effective the Transactions.

8.2           No Shop. Seller, LD and the Representing Party covenant and agree to, not indirectly, directly or through any Affiliate or representative, solicit or respond favorably to any solicitation from or otherwise enter into negotiations or reach any agreement with any person or entity regarding: (i) the merger or consolidation of Seller; (ii) the sale of any of the Assets of Seller or the INXL Assets (other than sales of inventory in the ordinary course of business consistent with past practices); or (iii) the sale of any of the equity of Seller, or any options, convertible securities, convertible debt, or other rights to acquire any equity of Seller, INXL or INXH, and to promptly (within one (1) Business Day) furnish YGYI copies of any proposals received from any Person proposing a transaction contemplated by this Section 8.2. Seller, LD and the Representing Party, agree that the provisions of this Section 8.2 shall be binding on Seller, LD and the Representing Party through and including the earlier of (a) the Closing Date, or (b) April 30, 2019.

8.3            Third Party Consents. If any required Consent cannot be obtained prior to the Closing Date and such requirement has not been waived by YGYI, Seller, LD and the Representing Party will cooperate as reasonably necessary with YGYI to obtain such Consent as soon as practical following the Closing.

8.4            Taxes. Seller and LD shall make all federal and tax filings, and pay all taxes of any kind then due, for all periods up to the Closing Date, except for such sales taxes and payroll taxes that have been accrued for and reflected on the Balance Sheet.

ARTICLE IX

INDEMNIFICATION

9.1           Indemnification.

(a)           By Seller, LD and the Representing Party. Subject to the other terms and conditions of this Article IX, Seller, LD and the Representing Party (collectively, the “Sellers Indemnifying Parties”), jointly and severally, shall indemnify and hold harmless YGYI and its officers, directors and stockholders (each an “YGYI Indemnified Party”), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) suffered by such YGYI Indemnified Party resulting from or arising out of any: (i) inaccuracy in or breach of any of the representations or warranties made by Seller, Representing Party or LD; or (ii) breach or nonfulfillment of any covenants or agreements made by Seller, LD or the Representing Party in this Agreement, the Schedules or Ancillary Documents.

(b)           By YGYI. Subject to the other terms and conditions of this Article IX, YGYI shall indemnify and hold harmless the Representing Party and Seller, its officers, directors and stockholders and LD (each an “Sellers Indemnified Party”), from and against any and all Claims suffered by such Sellers Indemnified Party resulting from or arising out of any: (i) inaccuracy in or breach of any of the representations or warranties made by YGYI or KII; or (ii) breach or nonfulfillment of any covenants or agreements made by YGYI or KII in this Agreement, the Schedules or Ancillary Documents;

9.2           Indemnification Procedures for Third-Party Claims. In making a claim under this Article IX, the party making a claim is referred to as the “Indemnified Party,” and the party against whom such claims are asserted is referred to as the “Indemnifying Party.”

(a)           Upon obtaining knowledge of any Claim by a third party that has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give prompt written notice (“Notice of Claim”) of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 9.2 hereof, no failure or delay by an Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any Claims for which the Indemnified Party is entitled to indemnification hereunder.

(b)           If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 9.2(a) hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) Business Days after the date on which the Notice of Claim is delivered to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand the Indemnified Party shall have the right to participate in the defense of such third party claim or demand at the Indemnified Party’s expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel. If the Indemnifying Party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim or demand; provided, however, that: (i) such Indemnified Party shall not have any obligation to participate in the defense of or defend any such third party claim or demand; (ii) such Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article IX; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c)           Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations under this Article IX in respect of a valid claim for indemnification hereunder that is not contested by the Indemnified Party in good faith by wire transfer of immediately available funds to the Indemnified Party within thirty (30) days after the date on which Notice of Claim is delivered to the Indemnified Party, subject to the provisions of Section 9.7 below.

9.3           Indemnification Procedures for Non-Third Party Claims. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail and shall cooperate with, answers questions and make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that Indemnifying Party have been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Indemnifying Party dispute such claim, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article IX and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be submitted to a court of law.

9.4           Exclusive Remedy. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the party of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates, and each of their respective representatives; provided, however, that nothing in this Section 9.4 shall limit any person’s right to obtain any equitable remedy to which such person may be entitled, including with respect to Article XI.

9.5           Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.6, 5.9, 5.15, 5.21 and 5.27 shall survive and remain in effect until the expiration of the applicable statute of limitations period; all other representations and warranties set forth in Article V of this Agreement shall survive and remain in effect through and until the date which is one year after the Closing. Any claims made for indemnification by YGYI must be made prior to the expiration of the time periods set forth in this Section 9.5.

9.6           Damages. Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other for any consequential, indirect, exemplary or punitive damages.

9.7           Cap. The aggregate amount required to be paid by the Sellers Indemnifying Parties pursuant to the indemnification provisions set forth in Article IX shall not exceed $8,000,000 (the “Cap”); provided, that the Cap shall not apply to indemnification claims directly relating to Sections 5.10(e), 5.15 or 5.21 or indemnification claims for fraud or any intentional breach of a representation or warranty.

ARTICLE X

TERMINATION; EXCLUSIVE REMEDY

10.1          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual consent of YGYI, Seller, LD and the Representing Party;

(b)           by YGYI or Seller, LD and the Representing Party if the Closing shall not have occurred on or before April 30, 2019;

(c)           by YGYI, Seller, LD or the Representing Party if any Governmental Entity shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Transactions and such injunction, order, decree, ruling or other action shall have become final and non-appealable;

(d)           by YGYI if any of the conditions to the Closing set forth in Section 6.2 shall not have been fulfilled by April 30, 2019 due to no fault of YGYI and shall not have been waived in writing by YGYI; and

(e)           by Seller, LD the Representing Party if any of the conditions to the Closing set forth in Section 6.1 shall not have been fulfilled by April 30, 2019 due to no fault of Seller, LD or any Representing Party and shall not have been waived in writing by Seller.

10.2           Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Transactions shall be abandoned without any further action by the parties hereto. Notwithstanding the foregoing, if this Agreement is terminated other than pursuant to Section 10.1(a), such termination will not affect any right or remedy which accrued hereunder or under applicable Laws prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each party may enforce all rights and remedies available to such party hereunder or under applicable Laws in respect of such termination and so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences thereof. If this Agreement is terminated as provided herein, each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Transactions, whether obtained before or after the date hereof.

ARTICLE XI

CONFIDENTIALITY AND NON-COMPETITION

11.1           Confidentiality. At all times beginning on the Closing Date, Seller, LD and the Representing Party shall retain in strictest confidence, and shall not use for either of their benefits or for the benefit of others any confidential information comprising or related to the Assets described in this Agreement including, without limitation, the technology, trade secrets, customer lists transferred hereby to YGYI, pricing policies, marketing plans or strategies, product development techniques or plans, or technical processes, designs and design projects respecting the Business, except as may be reasonably required by Seller and LD in filing its taxes, defending against claims or similar reasons.

11.2           Non-Solicitation.

(a) For a period of twelve (12) years from and after the Closing Date, none of the Seller, LD nor the Representing Party shall directly or indirectly engage in a business or enterprise (either as proprietor, partner, employee, agent, consultant, or controlling stockholder) related to Business or the extraction of CBD, CBN or THC from hemp or cannabis respectively (a "competing business").

(b) The provisions of this Section 11.2 shall not prevent Seller, LD or the Representing Party from investing its assets in securities of any corporation, or otherwise acquiring an equity interest in any enterprise, equity securities of which are publicly owned and traded, provided that such investments or interests shall not result in (i) Seller, LD or the Representing Party owning beneficially, in the aggregate, five percent (5%) or more of the equity securities of any enterprise engaged in a competing business or (ii) Selle, LD the Representing Party being able to control or actively participate in the policy decisions of such competing business.

(c)  It is the desire and intent of the parties that the provisions of this Section 11.2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 11.2 shall be adjudicated to be invalid or unenforceable in any jurisdiction, this Section 11.2 shall be deemed amended to delete there from such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this subsection (e) in the particular jurisdiction in which such adjudication is made. Seller, LD and the Representing Party agree that it would be difficult to measure the damages to YGYI from the breach by of the provisions of this Section 11.2, that injury to YGYI from such breach may be impossible to calculate, and that monetary damages may therefore be an inadequate remedy; accordingly, Seller, LD and the Representing Party agree that YGYI shall be entitled, in addition to all other remedies it might have, to seek injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damages. Nothing herein shall be construed as prohibiting YGYI from pursuing any other remedies for such breach or threatened breach.

(d) The undertakings and covenants of Seller, LD and the Representing Party contained in this Section 11.2 are an integral part of the transactions set forth in this Agreement and the consideration paid by YGYI pursuant to this Agreement shall be consideration not only for the Assets but also for such undertakings and covenants.

ARTICLE XII

MISCELLANEOUS

12.1           Reasonable Efforts. Subject to the conditions of this Agreement, each of the Parties shall use the efforts that a reasonable person would make so as to achieve that goal as expeditiously as possible to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws to consummate the Transactions contemplated by this Agreement as promptly as practicable including but not limited to: (i) taking such actions as are necessary to obtain any required approval, consent, ratification, filing, declaration, registration, waiver, or other authorization and (ii) satisfying all conditions to Closing at the earliest possible time.

12.2           Transaction Costs. Each Party shall pay its own fees and expenses (including without limitation the fees and expenses of its representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement.

12.3           Assignment. No Party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other Parties; provided, however, the Seller may assign its rights to receipt of the purchase price under this agreement to the Representing Party or an affiliate.

12.4           Binding. This Agreement binds, and inures to the benefit of, the Parties and their respective permitted successors and assigns.

12.5           Governing Law. The laws of the State of Florida (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.

12.6           Entirety of Agreement. This Agreement together with the agreements contemplated hereby and any other agreements between YGYI, KII and the Representing Party constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

12.7           Further Assurances. Seller, LD, the Representing Party and YGYI shall each execute and deliver such additional documents and instruments, including, but not limited to, any Deeds of Sale of Certificate of Registration, any filings with any patent or trademark office which may be necessary to effectuate the terms of this Agreement and the Transactions contemplated hereby, and perform such additional acts as the other party may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the Transactions contemplated hereby, and to effectuate the intent of this Agreement. In this regard, to the extent all consents and approvals required under any Contract to which any Seller, INXL or INXH is a party or by which Seller, INXL or INXH is bound to enable Sellers and LD to effect the sale of the Assets and Capital Stock of INXL pursuant hereto are not obtained on or before the Closing Date as contemplated by Section 7.3 above, and YGYI consents to same, within the thirty (30) day period after the date of this Agreement, Sellers will obtain all consents and approvals required under any Contract to which any Seller, LD or INXL is a party or by which Seller, LD or INXL is bound to enable Sellers and LD to effect the sale of the Assets and Capital Stock of INXLpursuant hereto. Seller and INXL shall provide YGYI with immediate access to its Inventory and its books and records and any additional information required in order for YGYI to verify the value of the Inventory being acquired by it as part of the Assets and INXL Assets.

12.8           Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, any of this Agreement must be brought against any of the parties in the courts of the State of Florida, or, if it has or can acquire jurisdiction, in the United States District Court for Florida, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Nothing in this Section 12.8, however, affects the right of any party to serve legal process in any other manner permitted by law. All references to a time of day in this Agreement are references to the time in the State of Florida.

12.9           Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

12.10           Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

12.11           No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns. The undersigned are signing this Agreement on the date stated in the introductory clause.

12.12           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.13           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.14           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the fourth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in the first paragraph of this Agreement or such other address as the Parties designate for purposes of notice in accordance with the provisions of this Section.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

YOUNGEVITY INTERNATIONAL, INC.

By: /s/ Stephan Wallach
Name: Stephan Wallach
Title: Chief Executive Officer

KHRYSOS INDUSTRIES, INC.

By: /s/ David Briskie
Name David Briskie
Title: President

KHRYSOS GLOBAL, INC.

By: /s/Dwayne Dundore
Name: Dwayne Dundore
Title: President

/s/ Leigh Dundore
Leigh Dundore

REPRESENTING PARTY:

/s/ Dwayne Dundore
Dwayne Dundore

Signature page to Asset Purchase Agreement